          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                    EXHIBIT 10.7


                                LICENSE AGREEMENT

     This LICENSE AGREEMENT is made and entered into this 21st day of March, 1997 by and between Biogen, Inc. ("Biogen"), a Massachusetts corporation, with principal offices located at 14 Cambridge Center, Cambridge, Massachusetts 02142, and The Medicines Company, a Delaware corporation, with principal offices located at One Cambridge Center, Cambridge, Massachusetts 02142 ("TMC").

                                  INTRODUCTION

     1. Biogen is the owner of certain patents and other proprietary rights related to HIRULOG(R) bivalirudin and related hirudin-based peptide analogs, and has conducted clinical trials using HIRULOG(R) bivalirudin for the treatment of percutaneous transluminal coronary angioplasty, acute myocardial infarction and other diseases.

     2. TMC is a biopharmaceutical company which is committed to the development and commercialization of prescription pharmaceutical products.

     3. TMC desires to obtain an exclusive right and license in and to Biogen's technology, patent rights and proprietary know-how related to HIRULOG(R) bivalirudin and other hirudin-based peptides to develop and commercialize products based on such technology, patent rights and know-how worldwide.

     4. Biogen is willing to grant a license to TMC on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     SECTION 1 - DEFINITIONS

     As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

     1.1 "AFFILIATE", as applied to either party, shall mean any corporation, partnership, joint venture or other legal entity which controls, is controlled by or is under common control with such party. For purposes of this definition, the term "control" shall mean (a) in the case of corporate entities, direct or indirect ownership or control of at least fifty percent (50%) of the outstanding equity entitled to vote for directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the ability to otherwise control the management of the entity.

     1.2  "AMI" shall mean acute myocardial infarction.

     1.3  "AMI TRIAL" shall have the meaning set forth in Section 4.2.

     1.4 "BIOGEN PATENT RIGHTS" shall mean all patents and patent applications throughout the Territory, covering or relating to Biogen Technology, including any substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates, which Biogen owns or Controls. Biogen Patent Rights existing as of the Effective Date are set forth in APPENDIX A to this Agreement.

     1.5 "BIOGEN TECHNOLOGY" shall mean all Technology which Biogen owns or Controls as of the Effective Date and which is reasonably useful in order to research, develop, make, use, sell or seek approval to market Product.

     1.6 "CARDIOLOGY INDICATIONS" shall mean all therapeutic, prophylactic and diagnostic applications in humans related to the management of coronary vessel disease, including INTER ALIA, PTCA, AMI and unstable angina. Cardiology Indications shall not include INTER ALIA, arrhythmia, not of ischemic etiology, embolic or hemorraghic stroke or any medical condition resulting from an abnormality of venous circulation.

     1.7 "COMMERCIAL DEVELOPMENT ACTIVITIES" shall mean pre and post Product-launch clinical studies that are not required for regulatory approval of Product in the Major Markets, pharmacoeconomic studies and sponsored educational programs for health care professionals at which clinical and/or pharmacoeconomic data related to Product are presented.

     1.8 "CONFIDENTIAL INFORMATION" shall mean all information and materials, including without limitation, trade secrets and other proprietary information and materials (whether or not patentable) regarding a Party's Technology, products, business plans or objectives.

     1.9 "CONTROL" shall mean possession of the ability to grant a license or sublicense, as provided herein, without violating the terms of any agreement or other arrangement with any third party.

     1.10 "CSL" shall mean CSL Limited (formerly Commonwealth Serum Laboratories Limited) or any successor in interest to the rights of CSL Limited under the CSL Agreement.

     1.11 "CSL AGREEMENT" shall mean a certain License and Supply Agreement between Biogen and CSL, dated as of September 30, 1991.

     1.12 "DISTRIBUTOR" shall mean a person or entity in a country who (i) purchases Product or bulk Peptide from TMC or one of its Affiliates, and (ii) assumes responsibility for a portion of the promotion, marketing, sales and customer service effort related to Product in that country, and (iii) under an implied or express sublicense, sells Product in that country. The term Distributor shall not include a person or entity who provides a contract sales force to serve, in whole or in part, as TMCs sales force with respect to sales by TMC. For purposes of this Agreement, CSL shall be considered a Distributor of TMC based on the current CSL Agreement, and, to the extent that the CSL Agreement is modified, shall be considered a Distributor if it meets the criteria set forth in this definition. Without limiting the generality of the foregoing, Biogen acknowledges that TMC currently intends to contract with Innovex for sales support, and agrees that Innovex shall not be considered to constitute a Distributor by virtue of such sales support.

     1.13 "EFFECTIVE DATE" shall mean the date of this Agreement.

     1.14 "EXISTING NON-CARDIOLOGY INDICATIONS" shall mean those indications, set forth in Appendix E, that (a) are not Cardiology Indications and (b) as to which Biogen had data from human clinical trials as of the Effective Date.

     1.15 "FDA" shall mean the United States Food and Drug Administration.

     1.16 "FTE" shall mean a full-time equivalent person year consisting of a total of one thousand eight hundred eighty (1,880) hours per year of work carried out by a Biogen employee.

     1.17 "FIELD" shall mean all therapeutic, prophylactic and diagnostic applications in humans.

     1.18 "FIRST COMMERCIAL SALE" shall mean in each country of the Territory with respect to each Product, (i) the first sale of the Product by TMC or any of its Affiliates, Sublicensees or Distributors to a third party in such country in connection with the nationwide introduction of the Product by TMC, its Affiliates, Sublicensees or Distributors following marketing and/or pricing approval by the appropriate governmental agency for the country in which the sale is made, or (ii) when governmental approval is not required, the first sale in such country in connection with the nationwide introduction of the Product in that country.

     1.19 "HRI" shall mean Health Research, Inc. or any successor in interest to the rights of Health Research Inc.'s under the HRI Agreement.

     1.20 "HRI AGREEMENT" shall mean a certain License Agreement between Biogen and HRI, dated as of June 6, 1990, as amended.

     1.21 "IND" shall mean an Investigational New Drug application, as defined under the United States Federal Food, Drug and Cosmetic Act, as amended.

     1.22 "MAA" shall mean an application for regulatory approval to sell Product in the European Union and similar in purpose to an NDA in the United States.

     1.23 "MAJOR MARKETS" shall mean the United States, the United Kingdom, Germany, France, Italy, Spain and the Benelux region.

     1.24 "NDA" shall mean a New Drug Application or Product License Application or equivalent filing filed for Product with the FDA.

     1.25 "NET SALES" shall mean the gross amount invoiced (not dependent on whether such invoices have been actually paid) on sales of Product by TMC and its Affiliates and Distributors to third parties, less the following items, as determined from the books and records of TMC or its Affiliates or Distributors, provided that such items do not exceed reasonable and customary amounts in the country in which such sale or other disposition occurred: (i) freight, insurance and other transportation charges, if billed separately; (ii) amounts repaid or credited by reason of returns, rejections, defects, recalls or because of retroactive price reductions; (iii) sales taxes, excise taxes, value-added taxes and other taxes (other than income taxes) levied on the invoiced amount, (iv) import and export duties; (v) cash, trade and quantity discounts actually given or made; and (vi) rebates paid pursuant to government regulations. A sale of Product by TMC to an Affiliate or Distributor for resale of the Product by such Affiliate or Distributor shall not be considered a sale for the purpose of this provision, but the resale of such Product by the Affiliate or Distributor to a third party who is not an Affiliate or Distributor of TMC shall be a sale for purposes of this Agreement.

     For purposes of this Agreement, "sale" shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Product, at no charge, for pre-clinical, clinical or regulatory purposes or to physicians or hospitals for promotional purposes, provided such transfer, distribution or disposition is not made in exchange for lower prices on other TMC products or for other noncash consideration. In the event that consideration in addition to or in lieu of money is received for the sale of Product in an arms-length transaction, the fair market value of such consideration shall be included in the determination of Net Sales for such sale. To the extent that Product is sold in other than an arms-length transaction, Net Sales for such sale shall be the average sales price of Product if sold in an arms-length transaction during the applicable royalty reporting period in the country in which the non-arms-length transaction occurred.

     In the event that Product is sold in the form of a combination Product containing one or more active ingredients or components in addition to Product, Net Sales for the combination Product shall be determined by multiplying actual Net Sales of the combination Product (determined by reference to the definition of Net Sales set forth above) during the royalty payment period by the fraction A/A+B where A is the average sale price of Product when sold separately in finished form and B is the average sale price of the other active ingredients or components when sold separately in finished form in each case during the applicable royalty reporting period in the country in which the sale of the combination Product was made, or if sales of both the Product and the other active ingredients or components did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


event that such average sale price cannot be determined for both Product and all other active ingredients or components included in the combination Product, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the Net Sales of the combination Product by the fraction C/C+D where C is the standard fully-absorbed cost of the Product portion of the combination and D is the sum of the standard fully-absorbed costs of all other active components or ingredients included in the combination Product, in each case, as determined by TMC using its standard accounting procedures consistently applied. In no event shall Net Sales of a combination Product be reduced to less than [**] of actual Net Sales of such combination Product (determined by reference to the definition of Net Sales set forth above) by reason of any adjustment provision set forth in this paragraph.

     1.26 "NEW NON-CARDIOLOGY INDICATIONS" shall mean those indications that are neither Existing Non-Cardiology Indications nor Cardiology Indications.

     1.27 "PEPTID" shall mean one or more of the hirudin-based peptide analogs described in APPENDIX B to this Agreement.

     1.28 "PRODUCT" shall mean the finished form of a product that comprises, contains or is Peptide and which or the manufacture, use or sale of which (i) is covered by a Valid Claim of any Biogen Patent Rights in the country where such Product is manufactured, used or sold and/or (ii) embodies any of the Biogen Technology.

     1.29 "PTCA" shall mean percutaneous transluminal coronary angioplasty.

     1.30 "SEMILOG PROCESS" shall mean the joint biological /synthetic process for producing Peptide.

     1.31 "SUBLICENSEE" shall mean any third party expressly licensed by TMC to make, use and sell Product, but not including any Affiliate or Distributor of TMC.

     1.32 "TECHNOLOGY" shall mean all information, data, concepts, formulas, methods, procedures, designs, compositions, plans, applications, specifications, techniques, processes, technical data, know-how, samples, biological materials, inventions, discoveries and the like which a party owns (in whole or in part) or Controls.

     1.33 "TECHNOLOGY TRANSFER" shall mean the transfer of Biogen Technology to TMC, in accordance with Section 3.

     1.34 "TECHNOLOGY TRANSFER PLAN" shall have the meaning set forth in
Section 3.1

     1.35 "TERRITORY" shall mean all countries of the world.

     1.36 "TMC PATENT RIGHTS" shall mean all patents and patent applications throughout the Territory, covering or relating to TMC Technology, including any substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates, which TMC owns or Controls at any time.

     1.37 "TMC TECHNOLOGY" shall mean all Technology which TMC owns or Controls as of the date of termination of this Agreement and which is reasonably useful in order to discover, research, develop, make, use, sell or seek approval to market Product.

     1.38 "UCB INFORMATION" shall mean information related to the manufacturing of Peptide contained in the Chemistry, Manufacturing and Control (CMC) sections of Biogen's existing INDs for Peptide, and stability data generated by UCB on Peptide.

     1.39 "VALID CLAIM" shall mean (i) a claim of a pending patent application which claim shall not have been canceled, withdrawn, abandoned or rejected by an administrative agency from which no appeal can be taken or which shall not have failed to issue as a patent within seven (7) years of the earliest claimed priority date or (ii) a claim of an issued and unexpired patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

     SECTION 2 - GRANT AND ASSIGNMENTS.

     2.1 LICENSE GRANT. Biogen hereby grants to TMC, and TMC hereby accepts from Biogen, a royalty-bearing right and license under Biogen Technology and Biogen Patent Rights to make, have made, import, use, offer to sell and sell Product in the Territory in the Field. The license granted to TMC under this
Section 2.1 shall be exclusive subject only to the rights granted to CSL under the CSL Agreement and any rights retained by HRI under the HRI Agreement.

     2.2  SUBLICENSE RIGHTS.

          (a)  TMC shall be entitled to extend the license granted to it under
Section 2.1 to any of its Affiliates and to grant sublicenses to its rights for all indications in each country of the Territory other than the United States and the countries of the European Union, provided that TMC shall obtain Biogen's consent prior to granting any sublicense in Canada or Japan which such consent Biogen agrees not to unreasonably withhold. TMC shall also be entitled to grant sublicenses to the rights granted to it under Section 2.1 in the United States and the countries of the European Union for New Non-Cardiology Indications, provided that TMC shall obtain Biogen's consent prior to granting any such sublicense which such consent Biogen agrees not to unreasonably withhold. All Affiliates and Sublicensees, to whom TMC has extended or sublicensed its rights under Section 2.1 shall agree to be bound by all of the applicable terms and conditions of this Agreement. TMC shall advise Biogen of any extension of TMC's rights to its Affiliates and shall provide copies to Biogen of each sublicense promptly after such extension or sublicense becomes effective. TMC shall not have the right to grant sublicenses to its rights under Section 2.1 in the United States or any of the countries of the European Union with respect to Cardiology Indications or Existing Non-Cardiology Indications.

          (b) TMC shall use commercially reasonable efforts to ensure that its Affiliates and Sublicensees to whom TMC has extended or sublicensed its rights under Section 2.1 shall comply with all applicable terms of this Agreement and shall make all payments of compensation due and make all reports due under this Agreement by reason of sales of Product by such Affiliates and/or Sublicensees.

          (c) TMC shall use commercially reasonable efforts to ensure that all Sublicensees to whom TMC grants rights to make, use and sell Product in New Non-Cardiology Indications in the United States and the countries of the European Union market Product solely for use in New Non-Cardiology Indications.

     2.3 ASSIGNMENT OF AGREEMENTS. Concurrently with execution of this Agreement, the parties shall execute (i) an Assignment of License in the form set forth in APPENDIX C hereto under which Biogen assigns to TMC, and TMC accepts assignment of, all of Biogen's rights and obligations under the HRI Agreement, and (ii) an Assignment of License and Supply Agreement in the form set forth as APPENDIX D hereto under which Biogen assigns to TMC, and TMC accepts assignment of, all of Biogen's rights and obligations under the CSL Agreement.

     SECTION 3 - TECHNOLOGY TRANSFER AND SUPPLY OF MATERIAL

     3.1 TECHNOLOGY TRANSFER PLAN. As soon as reasonably practical after the Effective Date, the parties shall meet to agree on a plan for Technology Transfer (the "Technology Transfer Plan"). The Technology Transfer Plan shall specify the Technology Transfer activities to be performed and the amount of time to be devoted to such activities. The parties shall review and update the Technology Transfer Plan, on a monthly basis, until the earlier to occur of (i) completion of Technology Transfer or (ii) the end of the Technology Transfer period, as set forth in Section 3.2. Biogen shall not be required to devote time or perform activities in connection with Technology Transfer beyond the time and activities shown on the Technology Transfer Plan unless both parties agree on an update to the Technology Transfer Plan.

     3.2 LIMITATION ON TECHNOLOGY TRANSFER. Notwithstanding anything in this Agreement to the contrary, Biogen shall not be obligated to devote more than the equivalent of 2.8 FTEs, in the aggregate, to Technology Transfer or, in the event that Biogen has devoted an equivalent of 2.8 FTEs to Technology Transfer, to perform Technology Transfer after the date which is four (4) months from the Effective Date. The parties shall use their best efforts to complete Technology Transfer within four (4) months from the Effective Date. If Biogen has devoted an equivalent of 2.8 FTEs to Technology Transfer and Technology Transfer has not been completed by the end of such four (4) month period, the parties may extend the Technology Transfer period by mutual agreement.

     3.3 COSTS OF TECHNOLOGY TRANSFER. TMC shall pay Biogen's fully-burdened costs associated with Technology Transfer, provided that the activities and the time spent performing the activities for which the costs are to be paid are reflected in the Technology Transfer Plan, as updated from time to time, or TMC has specifically requested the additional time or activities. Biogen shall bill TMC for Biogen's fully-burdened costs related to Technology Transfer on a monthly basis. TMC shall pay all Biogen invoices within thirty (30) days of receipt.

     3.4  ASSIGNMENT OF REGULATORY FILINGS AND OTHER PRODUCT-RELATED
INFORMATION.

     Biogen hereby assigns to TMC all of Biogen's right, title and interest in
(a) its existing INDs and equivalent regulatory filings in the Territory related to Product and (b) subject to Section 5, any and all regulatory and clinical information related to Product that Biogen owns or Controls as of the Effective Date. Biogen and TMC shall jointly manage the transition of

Biogen's INDs or equivalent regulatory filings to TMC under this Section in such a way as not to harm the existing relationship of either party with the relevant regulatory authorities. Biogen may elect, or TMC may request, to have one or more of Biogen's employees participate in meetings between TMC and regulatory authorities regarding assignment of Biogen's INDs or equivalent regulatory filings to TMC, PROVIDED that Biogen's right to elect to participate in any such meeting shall terminate on December 31, 1997. TMC shall pay all of Biogen's costs associated with the assignment of INDs or equivalent regulatory filings to TMC, including the costs incurred by Biogen in sending Biogen representatives to meetings with regulatory authorities at the request of TMC.

     3.5  SUPPLY OF MATERIAL.

          (a) As soon as reasonably practical after the Effective Date but in any event within ninety (90) days after the Effective Date, Biogen shall deliver to TMC Biogen's existing inventory of Peptide as described in APPENDIX F (the "Biogen Inventory"). In addition, Biogen shall, at TMC's request, provided such request is made prior to September 18, 1997 (the "Completion Option Period"), initiate completion of processing by UCB Bioproducts S.A. (collectively "UCB") of approximately 30kg of Peptide intermediates (expressed in equivalent bulk drug substance quantities) stored at UCB as of the Effective Date under the terms of a Supply Agreement between Biogen and UCB, dated as of March 21,1997 (the "Supply Agreement") (a copy of which has been provided to TMC, and shall deliver to TMC the resulting material (the "UCB Material"). TMC understands and agrees that "processing", as the term is used in this Section, of the 30kg of Peptide intermediates by UCB shall mean completion of the manufacturing of such portion of the 30kg of Peptide intermediates as UCB, in consultation with Biogen and TMC, determines is viable for further production (the "Unfinished Peptide") using the manufacturing process specified in Biogen's most recent IND for Peptide on file with the FDA as of the Effective Date. In the event that UCB reports to Biogen that any portion of the 30kg of Peptide intermediates is not viable, Biogen shall use reasonable efforts to confirm UCB's determination. "Processing" shall also include delivery by UCB with each batch of Peptide of a release certificate and access for Biogen and/or TMC to review the relevant batch records. "Processing" shall specifically not include (i) any analytical process-related or other validation work, (ii) qualification of plant, equipment or utilities, (iii) work towards a supplemental IND, NDA or any other regulatory filing, (iv) any other work requested by regulatory authorities in connection with a regulatory filing, (v) any work associated with filing or inspection of the documentation or facilities by TMC or the regulatory authorities, or (vi) any supporting activities including further development work (process-related and analytical-related), stability standard or reference standard establishment or requalification (collectively "Ancillary Services"). At or prior to initiation of the completion of processing of the Unfinished Peptide under the terms of this Agreement, TMC shall meet with UCB to negotiate the terms, if any, under which UCB would be willing to provide, and TMC would be willing to accept, Ancillary Services in connection with the Peptide manufactured by UCB. Biogen represents that UCB is obligated to complete processing of the Unfinished Peptide if the request is made during the Completion Option Period whether or not TMC accepts Ancillary Services from UCB at the end of the negotiation described in the preceding sentence. Upon delivery to Biogen by TMC during the Completion Option Period of a request to have UCB complete processing of the Unfinished Peptide, TMC, UCB and Biogen shall meet to agree upon a delivery schedule for the resulting Peptide. Biogen represents that UCB has agreed to deliver the Peptide resulting from processing of the Unfinished Peptide within at least eighteen (18) months of receipt of the processing

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

request. Biogen shall use commercially reasonable efforts to enforce the Supply Agreement after consultation with TMC.

          (b) As part of Technology Transfer, Biogen shall provide to TMC copies of quality control release test results existing as of the Effective Date related to the Biogen inventory. Biogen shall perform additional HPLC tests on the Biogen Inventory only at TMC's request and expense in accordance with the Technology Transfer Plan.

          (c) Biogen represents that Peptide delivered to TMC as part of the Biogen Inventory was stored under the conditions set forth in APPENDIX F.

          (d) TMC shall reimburse Biogen for the amount due to UCB for delivery of the UCB Material, up to BEF [**]. TMC shall also reimburse Biogen for any storage costs for the Biogen Inventory and the UCB Material incurred by Biogen after the Effective Date. In addition, TMC shall reimburse Biogen for all freight, storage, duties, taxes and insurance costs incurred in connection with delivery of the Biogen Inventory and the UCB Material to TMC, including but not limited to those costs incurred in shipping the Biogen Inventory to and from Europe and storing the Biogen Inventory in Europe. All payments to be made by TMC to Biogen under this paragraph shall be made within thirty (30) days of receipt of each invoice therefor from Biogen.

     SECTION 4 - DUE DILIGENCE.

     4.1 INVESTMENT. TMC shall use commercially reasonable efforts to expend at least $20 million (not including amounts spent on or as part of the AMI Trial) in connection with pre-launch and post-launch commercialization activities related to Product for the PTCA and AMI indications within [**] years of the later of the date of approval of a NDA for Product in the PTCA indication and the date of approval of a NDA for Product in the AMI indication. Commercialization activities may include Commercial Development Activities.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

     4.2 DILIGENCE. TMC shall use commercially reasonable efforts (defined, for purposes of this Agreement, as those efforts consistent with the efforts that would be exerted by a mid-size biopharmaceutical company in the development and sale of its own products) to develop and commercialize Product in each of the Major Markets. TMC shall develop Product for use in the treatment of PTCA and AMI. Without limiting the generality of the foregoing, TMC shall use commercially reasonable efforts to meet the following diligence milestones:

          (a) Commence a phase III clinical trial of Product in the AMI indication (the "AMI Trial") by December 31,1998.

          (b)  File an NDA for Product in the PTCA indication by December 31,
               1998.

          (c)  File an NDA for Product in AMI indication by [**].

          (d)  File an MAA for Product in AMI indication by [**].

          (e) Commence marketing and sales of Product in the United States in each indication (i) within six (6) months of receipt of a license from the FDA to market and sell Product in such indication, if no approvable letter is issued with respect to such indication or
               (ii) within four (4) months of receipt of the applicable FDA license, if an approvable letter is issued with respect to such indication.

     4.3 AMI TRIAL. TMC shall use a lead investigator for the AMI Trial who is a nationally recognized expert in cardiology. TMC shall provide to Biogen a draft of the protocol for the ANH Trial, and Biogen shall have the right to review and comment on such protocol. The parties acknowledge and agree that the phase III study design for the AMI Trial will be a mortality trial substantially based on Biogen's phase II results with Peptide and streptokinase. TMC shall be the sponsor of the AMI Trial for purposes of 21 C.F.R. section 312 et. seq. TMC shall review the protocol for the AMI Trial with the FDA, and shall use reasonable efforts to obtain the FDA's advice that the protocol is reasonable for obtaining marketing approval of Product in the AMI indication.

     4.4  CONSEQUENCES OF FAILURE TO SATISFY DILIGENCE OBLIGATION

          (a) If at any time Biogen believes that TMC has not satisfied its diligence obligations under Section 4.1 and 4.2, then Biogen shall so notify TMC. Within fifteen (15) days of the date of such notice, the parties shall meet to discuss TMC's performance. If TMC is able to demonstrate to Biogen's satisfaction that TMC used commercially reasonable efforts to meet its diligence obligations, the parties shall negotiate in good faith to set new milestones which are reasonable in light of any difficulties or any unforeseen events which TMC may have encountered. If TMC is unable to demonstrate to Biogen's satisfaction that TMC used commercially reasonable efforts to meet its diligence obligations and if TMC does not agree with Biogen's assessment, the parties shall enter into binding arbitration, under the terms of Section 14.7, within ten (10) days of the meeting between the parties held under this Section, PROVIDED, that the arbitrators selected by the parties pursuant to Section 14.7 to arbitrate any issue that arises under this Section 4.4(a) shall each be an expert in the field of drug development in the United States.

          (b) In the event that TMC agrees with Biogen's determination that TMC failed to satisfy its diligence obligations under Section 4.1 or 4.2 or an arbitration panel convened under paragraph (a) of this Section 4.4 determines that TMC failed to satisfy its diligence obligations under Section 4.1 or 4.2, Biogen shall have the right and option to terminate this Agreement for material breach by TMC under Section 10.2.

     4.5 JAPAN DILIGENCE. In the event that TMC informs Biogen in writing that it does not intend to develop, register, manufacture, market or sell, or sublicense a third party to develop, register, manufacture or sell, Product in Japan, and TMC's reasons for choosing not to enter Japan are not related to potential parallel import or pricing issues or regulatory or patent obstacles outside of TMC's control, Biogen shall have the right and option to (i) terminate the license set forth in Section 2.1 as to Japan only on sixty (60) days prior written notice to TMC and (ii) to exercise its rights under Section 10.5.

     4.6 TRANSDERMAL PRODUCT. No later than December 31, 1998, TMC shall submit to Biogen a development plan for the transdermal application of Product (the "Transdermal Plan"). The Transdermal Plan shall include commercially reasonable milestones for development and commercialization of a transdermal Product. In the event TMC does not use commercially reasonable efforts to meet the milestones set forth in the Transdermal Plan, Biogen shall have the right to terminate this Agreement as to the transdermal application of Product.

     4.7 STATUS REPORTS. Within forty-five (45) days of the end of each calendar quarter, TMC shall provide to Biogen a written report describing in reasonable detail the status of development and commercialization activities related to Product, including the nature of the development and commercialization activities undertaken by TMC and its Sublicensees and Distributors, if any, during the preceding quarter, the results obtained and the goals and plans for the next quarter. After Product launch, the status report provided to Biogen under this Section shall include rolling four-quarter sales forecasts for Product. TMC shall furnish to Biogen copies of final study reports from clinical trials related to Product as soon as such reports are available. At Biogen's request from time to time, TMC shall provide to Biogen verbal updates on the status of development and commercialization efforts.

     SECTION 5 - CONFIDENTIALITY

     5.1 TREATMENT OF CONFIDENTIAL INFORMATION. Each party agrees that it shall maintain the Confidential Information of the other party in strict confidence and shall not disclose any such Confidential Information to a third party or use such Confidential Information for any purpose other than as contemplated under this Agreement. Each party agrees to exercise reasonable precautions to prevent and restrain the unauthorized disclosure or use of the Confidential Information of the other party by any of the receiving party's directors, officers, agents or employees. TMC acknowledges and agrees that all regulatory and clinical information assigned to TMC under Section 3.4 (b) shall, except as provided in
Section 5.2, continue to be Confidential Information of Biogen for purposes of this Section 5.

     5.2  EXCEPTIONS.

          The provisions of Section 5.1 shall not apply to Confidential Information which:

          (i) was known to the receiving party prior to its disclosure by the disclosing party;

          (ii) either before or after the date of disclosure to the receiving party becomes generally known to the public by some means other than a breach of this Agreement;

          (iii) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure and who is not under an obligation of confidentiality to the disclosing party;

          (iv) is independently developed by or for the receiving party without reference to or reliance upon the Confidential Information received from the disclosing party;

          (v) is required by law, rule, regulation or bona fide legal process to be disclosed, provided that the receiving party takes all reasonable steps to restrict and maintain the confidentiality of such disclosure and provides reasonable notice to the disclosing party; or

          (vi) is approved for release by the parties.

          The non-disclosure and non-use obligations under Section 5.1 shall terminate as to any Confidential Information twelve (12) years after receipt of such Confidential Information by the receiving party.

     5.3 PERMITTED DISCLOSURES. Notwithstanding anything to the contrary contained in Section 5.1, TMC may disclose the Confidential Information of Biogen licensed to TMC under Section 2.1 or assigned to TMC under Section 3.4, other than the UCB Information, to third parties who (i) need to know the same in order for TMC to secure regulatory approval for the sale of Product or (ii) need to know the same in order to work towards the commercial development of Product or to manufacture Product or (iii) need to know the same in order to determine whether to enter into a sublicense agreement with TMC with respect to the manufacture, use and/or sale of Product PROVIDED that such parties, other than regulatory authorities, are bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Section 5. In addition, TMC may disclose Confidential Information of Biogen (other than UCB Information or any other Confidential Information of Biogen as to which Biogen would be required to obtain the consent of a third party with respect to further disclosure) to potential investors who have a need to know the same in order to assess the status of their investment in TMC or to determine whether to invest in TMC, provided that (i) the information to be disclosed is of a type customarily disclosed to investors and (ii) the investors to whom the information is disclosed are bound by obligations of confidentiality and non-use with respect to such information at least as stringent as those set forth in this Section 5.


     5.4 UCB INFORMATION. Notwithstanding anything herein to the contrary, TMC shall not use the UCB Information for any purpose other than supporting the regulatory filings for

            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


Peptide assigned to TMC by Biogen under Section 3.4 ("Existing Regulatory Filings"), and shall not disclose the UCB Information to any third party other than regulatory authorities. TMC shall return to UCB all documents containing UCB Information in TMC's possession in the event that maintaining UCB Information is no longer required for purposes of supporting the Existing Regulatory Filings, and shall take all reasonable steps to return promptly to UCB any UCB Information in the possession of the FDA which might be returned to TMC (except as otherwise required by the FDA) and to inform the FDA that communication of such UCB Information to any third party requires UCB's express written consent.

     SECTION 6 - PAYMENT OBLIGATIONS.

     6.1 LICENSE FEE. In consideration of the rights granted by Biogen, TMC shall pay to Biogen a nonrefundable, noncreditable license fee of $[**] on the Effective Date.

     6.2 MILESTONE PAYMENTS. TMC shall make each of the following nonrefundable, noncreditable payments to Biogen within thirty (30) days of the first achievement of each of the following milestones:

              Event                                   Payment
              -----                                   -------

          (a) First Commercial Sale of Product        $[**]
              in the United States for treatment
              in AMI

          (b) First Commercial Sale of Product        $[**]
              in Europe for treatment in AMI

     6.3  ROYALTIES.

          (a) TMC shall pay to Biogen earned royalties on Net Sales of Product sold by TMC and/or its Affiliates and/or its Distributors at the following rates:

            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


       Annualized Net Sales                      Royalty Rate
       in a Calendar Year in Territory           On Net Sales of Product
       -------------------------------           -----------------------

       Less than or equal to $[**]               [**]

       Greater than $[**] but less               [**]
       than or equal to $[**]
       Greater than $[**] but less               [**]
       than or equal to $[**]
       Greater than $[**] but less               [**]
       than or equal to $[**]
       Greater than $[**]                        [**]

          (b) Notwithstanding anything in this Agreement to the contrary, sales by Sublicensees shall be included as TMC sales solely for purposes of determining the royalty rate applicable to sales by TMC and/or its Affiliates and/or its Distributors.

          (c) The applicable royalty rate for a given calendar year shall be based on the rate determined by reference to total Net Sales during the year, and shall be applied retroactively to the first dollar of such Net Sales in such calendar year. Adjustment payments shall be made as necessary in accordance with
Section 6.7.

          (d) The obligation to pay royalties and a percentage of Sublicense Royalty Income (as defined in Section 6.5) shall continue, on a country-by-country basis, from the date of the First Commercial Sale of Product in a country until the later of (i) [**] years after the date of the First Commercial Sale of such Product in such country or (ii) the date on which the Product or its manufacture, use or sale is no longer covered by a Valid Claim of any Biogen Patent Rights in such country.

            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


     6.4  ROYALTY OFFSET.

          (a) Subject to paragraph (d) of this Section 6.4, the royalty rates set forth in Section 6.3 shall be reduced, on a country-by-country basis, by [**]with respect to Net Sales of any Product in any calendar year if (i) neither such Product nor its use or sale is covered during any part of such year by a Valid Claim of a Biogen Patent Right in such country and (ii) third parties selling Comparable Products, as defined below, have, in the aggregate, during such year [**] or more of the volume-based market share in such country. For purposes of this Section, "Comparable Product" shall mean a product which, if sold on the Effective Date by a third party in the United States without a license from Biogen, would infringe a Valid Claim of Biogen Patent Rights related to Product existing as of the Effective Date.

          (b) Subject to paragraph (c) and (d) of this Section 6.4, in the event that TMC, in order to manufacture, use or sell Product in a country in the Territory, reasonably determines that it must make a royalty payment to one or more third parties (a "TMC Third Party Payment") to obtain a license or similar right to manufacture, use or sell Product in such country, TMC may reduce the royalty payment due Biogen under Section 6.3 on sales of Product, on a country-by-country basis, by the amount of such TMC Third Party Payments paid on such sales up to a [**] reduction in the applicable royalty rate set forth in
Section 6.3. The offset available under this paragraph (b) shall not apply to royalty payments made or due under the HRI Agreement.

          (c) Subject to paragraph (d) of this Section 6.4, with respect to any sales as to which TMC is paying royalties at the [**] royalty rates under
Section 6.3, TMC may, in addition to other offsets available under paragraphs
(a) and (b) above, reduce the royalty payment due Biogen under Section 6.3 by the amount of any payments made by TMC to HRI

            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


under the HRI Agreement on such sales, but not more than the amounts that would be payable to HRI at the rates in effect under the HRI Agreement on the Effective Date.

          (d) Until the later of (i) the date of receipt of marketing approval for Product from the FDA for the AMI indication or (ii) the [**] anniversary of the date of the First Commercial Sale of Product in any country in the PTCA indication, TMC may offset against the royalty payment due to Biogen (A) any costs incurred by TMC after the First Commercial Sale of Product for PTCA in development or commercialization of Product for the AMI indication, provided that the costs are incurred as part of [**] approved by Biogen, which approval shall not be unreasonably withheld, and (B) any costs incurred by TMC in connection with [**] which agreement shall not be unreasonably withheld, and provided further that in no event (1) shall the amount offset under this paragraph exceed [**] in the aggregate or (2) shall the amount of royalties actually paid to Biogen under Section 6.3 for any royalty payment period be less than [**] of Net Sales. Notwithstanding anything in this Agreement to the contrary, TMC shall not be entitled to any offset under this paragraph (d) in any calendar year in which Net Sales calculated in the manner set forth in
Section 6.3 are greater than [**]. TMC shall offset its costs under this paragraph against royalties due for the calendar year in which the costs are incurred and shall not carry over such costs to offset royalties for any other calendar year. Notwithstanding anything herein to the contrary, TMC shall not be entitled to apply the offsets available under any other paragraph of this
Section 6.4 (and shall not carry-over any such offsets) in any period in which TMC is applying its offset for development costs as set forth in this paragraph
(d).

            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


     6.5 SUBLICENSE ROYALTY INCOME. TMC shall pay to Biogen [**] of all royalty income ("Sublicense Royalty Income") received by TMC from its Sublicensees with respect to sales of Products.

     6.6 OFF-LABEL SALES BY SUBLICENSEES. In the event that Biogen can reasonably demonstrate a loss in earned royalties from TMC as a result of off-label sales by any of TMC's Sublicensees, TMC shall reimburse Biogen for Biogen's loss of earned royalties up to the amount actually received by TMC from such Sublicensee for such off-label sales.

     6.7 QUARTERLY PAYMENTS AND EFFORTS. Royalty payments and payments on Sublicense Royalty Income shall be made quarterly (i) within ninety (90) days following the end of the first calendar quarter of Product sales with respect to Sublicense Royalty Income received and Net Sales on sales made during such quarter, (ii) within sixty (60) days following the end of each of the second, third and fourth calendar quarters of Product sales with respect to Sublicense Royalty Income received and Net Sales on sales made during such quarter, and
(iii) within forty-five (45) days following the end of each calendar quarter thereafter with respect to Sublicense Royalty Income received and Net Sales on sales made during such quarter. Every payment shall be accompanied by a report setting forth for the relevant quarter the following information:

          (a)  Net Sales by TMC and its Affiliates and Distributors, by country;

          (b) Sales by Sublicensees by country (for purposes of calculating the royalty rate);

          (c) Quantity of Product sold, by country, by TMC, its Affiliates, Distributors and Sublicensees;

          (d)  Sublicense Royalty Income received by TMC; and

          (e)  Total amount payable to Biogen.

          Since Net Sales in each calendar year to be used to finally determine the applicable royalty rate for such year will not be known until the end of such year, in order to make the quarterly payments specified under this Section 6.7, TMC shall use a royalty rate which is determined by annualizing the year-to-date Net Sales. As changes in the royalty rate determined using annualized Net Sales occur from one calendar quarter to the next calendar quarter within the same calendar year, in addition to the payment for the calendar quarter, TMC shall make the necessary adjustment in such calendar quarter reflecting the change in the royalty rate applied to Net Sales in the preceding calendar quarter or quarters. Within thirty (30) days of the end of each calendar year, TMC shall calculate the actual royalty rate to which Biogen is entitled based on the actual Net Sales for the year. In the event Biogen has not received its full royalty amount for the year, TMC shall promptly make a balancing payment to Biogen in the amount of the deficit. In the event TMC has paid Biogen more than its full royalty amount for the year, Biogen shall promptly reimburse TMC in the amount of the excess.

          6.8 FORM OF PAYMENT. All payments to be made under this Agreement shall be made in United States dollars by check or wire transfer, at Biogen's option.

          6.9 FOREIGN EXCHANGE. For purposes of computing Net Sales for Product sold in currency other than United States Dollars, such currency shall be converted into United States Dollars using the spot purchase rate published in the Wall Street journal (New York Edition) for the last day of the calendar quarter for which Net Sales are being calculated.

          6.10 TAXES. Any taxes required to be withheld by TMC under the laws of any foreign country for the account of Biogen shall be promptly paid by TMC for and on behalf of Biogen to the appropriate governmental authority, and TMC shall furnish Biogen with proof of payment of such tax within thirty (30) days following payment. Any such tax actually paid on Biogen's behalf shall be deducted from royalty payments due Biogen. TMC agrees to make all lawful and reasonable efforts to minimize such taxes to Biogen.

          6.11 INTEREST ON PAYMENTS PAST DUE. Any amounts due under this Agreement that are not paid when due shall bear interest at the lesser of (i) an annualized rate of two percent over the prime rate then in effect at BankBoston, or (ii) the highest rate permitted by applicable law.

          6.12 BOOKS AND RECORDS. For a period of three (3) years next following each calendar year, TMC shall keep, and shall use commercially reasonable efforts (which shall include obtaining and enforcing a contractual commitment) to cause each of its Affiliates, Distributors and Sublicensees to keep, full, true and accurate books and records containing all particulars relevant to its sales of Products during such year in sufficient detail to enable Biogen to verify the amounts payable to Biogen under this Agreement. Biogen shall have the right, not more than once during any calendar year, to have the books and records of TMC or any of its Distributors or Sublicensees related to the sales of Products audited by a qualified nationally-recognized, independent accounting firm of Biogen's choosing, during normal business hours upon reasonable notice, for the sole purpose of verifying the accuracy of the amounts paid to Biogen under this Agreement, PROVIDED, HOWEVER, that Sublicensees or Distributors who refuse to submit to an audit on behalf of Biogen despite TMC's commercially reasonable efforts (which shall include enforcing a contractual commitment) to obtain their consent to such audit shall not be bound by the audit obligation set forth in this sentence. In the event that an audit shows that TMC has underpaid Biogen by five percent (5%) or more, then TMC shall pay for all costs of such audit, otherwise the costs of such audit shall be borne by Biogen. In all cases, TMC shall pay to Biogen any underpaid compensation promptly and with interest at an annualized rate of the prime rate then in effect at BankBoston, plus two percent (2%), and Biogen shall promptly pay to TMC any overpaid compensation. All information and data reviewed in any audit conducted under this Section shall be used only for the purpose of verifying amounts due to Biogen under this Agreement and shall be treated as Confidential Information of TMC subject to the terms of this Agreement.

     SECTION 7 - PATENTS.

     7.1 PROSECUTION AND MAINTENANCE. During the term of this Agreement, TMC shall have responsibility for prosecuting, maintaining and defending the Biogen Patent Rights, and in doing so shall use a level of effort and professional representation consistent with the level of effort and professional representation a mid-size biotechnology company would use to prosecute, maintain and defend its own patent rights. Notwithstanding anything herein to the contrary, TMC shall obtain Biogen's written consent prior to (i) instituting any reissue or reexamination proceedings with respect to any Biogen Patent Rights that are issued patents as of the Effective Date, or (ii) making any strategic decision in any opposition, nullity, reissue or reexamination proceedings involving any Biogen Patent Rights that are issued patents as of the Effective Date, which Biogen consent shall not be unreasonably withheld. TMC shall bear all of the costs of prosecution, maintenance and defense of the Biogen Patent Rights incurred after the Effective Date. TMC shall keep Biogen regularly informed of the status of the Biogen Patent Rights. TMC shall provide copies to Biogen of all filings and correspondence with the patent offices, administrative boards or courts which TMC sends or receives in connection with prosecution, maintenance and defense of the Biogen Patent Rights. As soon as practical after the Effective Date, Biogen shall provide to TMC a copy of Biogen's existing files on the Biogen Patent Rights. Biogen undertakes to promptly and fully cooperate in, and to provide all information and data and sign any documents reasonably necessary and requested by TMC for the prosecution, maintenance and defense of the Biogen Patents Rights. If TMC decides to abandon or to allow to lapse any Biogen Patent Right, TMC shall inform Biogen at least ninety (90) days prior to the effective date of such decision and Biogen shall be given the opportunity to prosecute such Biogen Patent Right which such Biogen Patent Right shall no longer be subject to this Agreement. Upon termination of TMC's responsibility for prosecuting and maintaining any Biogen Patent Rights, TMC shall promptly deliver to Biogen all files related to the Biogen Patent Rights, and shall take all action and execute all documents reasonably necessary for Biogen to resume prosection.

     7.2  INFRINGEMENT.

          (a) TMC and Biogen shall each promptly inform the other in writing of any infringement of the Biogen Patent Rights of which such party has notice and provide the other with any available evidence of infringement.

          (b) In the event TMC, alone or with an Affiliate or Sublicensee, wishes to take action in a suit to enforce any Biogen Patent Rights against infringement, TMC may take action and, at its option and expense, join Biogen as a plaintiff. In determining whether to bring an action to enforce any Biogen Patent Rights, TMC shall act in a commercially reasonable manner, giving due consideration to the threat represented by the infringement and the potential risk to the Biogen Patent Rights involved. If within six (6) months after having been notified by Biogen of any alleged infringement or providing notice to Biogen of an alleged infringement, TMC has been unsuccessful in persuading the alleged infringer to desist and has not brought, and/or is not diligently prosecuting an infringement action, or if TMC notifies Biogen at any time prior thereto of its intention not to bring suit against any alleged infringer, Biogen may take action and, at its option, join TMC as a plaintiff in any suit.

          (c) The party which institutes any suit to protect or enforce a Biogen Patent Right shall have sole control of that suit and shall bear the reasonable expenses of the other party, not including legal fees incurred by the other party, in providing any assistance and cooperation as is requested pursuant to this Section. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and such other party shall be entitled to counsel in such proceedings but at its own expense.

          (d) Any award paid by third parties (whether by way of settlement or otherwise) as the result of any proceedings initiated by TMC under this Section 7 shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party and then the remainder shall be divided between the parties as follows:

          (i) If the amount is based on lost profits, (x) TMC shall receive an amount equal to the damages the court determines it has suffered as a result of the infringement, less the amount of any royalties (and/or payments on Sublicense Royalty Income) that would have been due to Biogen on sales of Product lost by TMC and/or its Affiliates, Distributors and Sublicensees as a result of the infringement had they made such sales; and (y) Biogen shall receive an amount equal to the royalties (and/or payments on Sublicense Royalty Income) that it would have received if such sales had been made by TMC and/or its Affiliates, Distributors and Sublicensees; and

          (ii) As to awards other than those based on lost profits, 3/4 to TMC and 1/4 to Biogen.

          (e) Any award paid by third parties (whether by way of settlement or otherwise) as the result of any proceedings initiated by Biogen under this
Section 7 shall first be
applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party and then shall be divided between the parties, 1/4 to TMC and 3/4 to Biogen.

     7.3 COOPERATION. In any suit as either party may institute or control to enforce the Biogen Patent Rights pursuant to this Agreement, the other party agrees, at the request and expense of the party initiating or controlling the suit, to cooperate in all respects, to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like.

     7.4 THIRD PARTY CLAIM. In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against a party or such party's Affiliates, Distributors or Sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its Technology based upon an assertion or claim arising out of the development, manufacture, use or sale of Products, such party shall promptly notify the other party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served.

     SECTION 8 - REPRESENTATIONS, WARRANTIES AND COVENANTS.

     8.1 CORPORATE ACTION. Each party represents and warrants to the other party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

     8.2 COMPLIANCE WITH LAW. Each party covenants and agrees that in conducting activities contemplated under this Agreement, it shall comply with all applicable laws and regulations.. Without limiting the generality of the foregoing, TMC covenants and agrees that in conducting activities in connection with the manufacture, use or sale of Product, TMC shall comply with all applicable laws and regulations.

     8.3 RIGHT TO LICENSE. Biogen represents and warrants to TMC that Biogen is the owner or licensee of the Biogen Technology and Biogen Patent Rights and has the right and ability to grant the licenses granted under this Agreement. In addition, Biogen covenants and agrees that it will not enter into any agreement or other arrangement with any third party following the Effective Date that would limit TMC's right and ability to exploit the rights granted by Biogen to TMC under this Agreement.

     8.4 DISCLAIMERS. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION AND IN SECTION 3.5 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING STATEMENT, BIOGEN DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO BIOGEN TECHNOLOGY, BIOGEN PATENT RIGHTS, THE BIOGEN INVENTORY AND THE UCB MATERIAL, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO WHETHER PRODUCT CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, REGARDING THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE BIOGEN TECHNOLOGY, BIOGEN PATENT RIGHTS, BIOGEN INVENTORY OR UCB MATERIAL OR AS TO THE VALIDITY OF THE BIOGEN PATENT RIGHTS OR THAT THE MANUFACTURE, USE, MARKETING OR SALE OF PRODUCTS BY TMC OR ANY OF ITS AFFILIATES, DISTRIBUTORS OR SUBLICENSEES WILL NOT CONSTITUTE AN INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. NEITHER BIOGEN

NOR TMC SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

     SECTION 9 - INDEMNIFICATION.

     9.1 INDEMNIFICATION BY TMC. TMC shall defend, indemnify and hold harmless Biogen and its Affiliates and their respective employees, agents, officers, shareholders and directors and each of them (the "Biogen Indemnified Parties") from and against any and all liability, damage, loss, cost or expense of any nature (including reasonable attorneys fees and expenses of litigation) incurred or imposed upon the Biogen Indemnified Parties or any one of them in connection with any claims, suits, actions, demands, proceedings, causes of action or judgments resulting from or arising out of (i) the development, design, testing, production, manufacture, sale, use or promotion of Product by TMC or any of its Affiliates, Sublicensees, or Distributors or any of their respective agents or employees; (ii) any other activities carried out by TMC or any of its Affiliates, Sublicensees or Distributors or any of their respective agents or employees, including any failure to comply in any material respect with applicable laws or regulations, or (iii) breach by TMC of any term of this Agreement, except to the extent any such claim results or arises from breach of this Agreement by Biogen or the negligence or willful misconduct of Biogen or any its Affiliates or any of their respective employees, agents, officers or directors.

     9.2 INDEMNIFICATION BY BIOGEN. Biogen shall defend, indemnify and hold harmless TMC and its Affiliates and their respective employees, agents, officers, shareholders and directors and each of them (the "TMC Indemnified Parties") from and against any and all liability, damage, loss, cost or expense of any nature (including reasonable attorneys fees and expenses of litigation) incurred or imposed upon the TMC Indemnified Parties or any one of them in connection with any claims, suits, actions, demands, proceedings, causes of action or judgments resulting from or arising out of the breach of this Agreement by Biogen or the negligence or willful misconduct of Biogen or any its Affiliates or any of their respective employees, agents, officers or directors.

     9.3 CONDITIONS TO INDEMNIFICATION. An indemnified party shall give prompt notice to the indemnifying party (either TMC or Biogen, as the case may be) of any claim for which the indemnified party may seek indemnification under Section
9.1 or 9.2 and, provided that the indemnifying party is not contesting the indemnity obligation, shall permit the indemnifying party to control any litigation relating to such claim and disposition of any such claim, provided that the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to the indemnified party, and the indemnifying party shall not settle or otherwise resolve any claim without prior notice to the indemnified party. The indemnified party shall cooperate with the indemnifying party in its defense of any claim for which indemnification is sought under this Section.

     9.4 INSURANCE. At such time as Product is being marketed, TMC shall obtain and shall thereafter maintain, at TMC's sole cost and expense, product liability insurance for Product naming Biogen as an additional insured. The amount of the insurance coverage obtained under this Section shall be at least $10 million, combined single limit, for each single occurrence of bodily injury and/or property damage and the like. TMC shall provide to Biogen copies of each insurance policy obtained under this Section and all renewals of such policies.

     SECTION 10 - TERMINATION.

     10.1 TERM. Except as otherwise specifically provided herein and unless sooner terminated pursuant to Sections 10.2 or 10.3, this Agreement and the licenses and rights granted hereunder shall remain in full force and effect until TMC's obligations to pay compensation hereunder terminates in accordance with Sections 6.3 and 6.5. Upon expiration of TMC's obligation to pay royalties and/or a percentage of Sublicense Royalty Income under Sections 6.3 and 6.5 with respect to a specific country as to which TMC's license is then in effect, the license shall be deemed to be fully paid and TMC shall thereafter have a royalty-free right to use the Biogen Patent Rights and Biogen Technology to make, have made, use, import, offer to sell and sell Product in such country.

     10.2 TERMINATION FOR BREACH. In addition to any other available remedies, either party shall have the right to terminate this Agreement in the event of a material breach of this Agreement by the other party, provided that the breach is not cured within ninety (90) days after written notice thereof is received from the non-breaching party.

     10.3 TERMINATION FOR CONVENIENCE. TMC shall have the right to terminate this Agreement for any reason upon ninety (90) days prior written notice to Biogen.

     10.4 SURVIVAL OF RIGHTS AND OBLIGATIONS. Termination or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination or expiration, including damages arising from any breach hereunder. In addition, Sections 5, 6.12, 9, 10.6, 13, 14 and the last sentence of Section 7.1 shall survive any such termination or expiration.

     10.5 CONSEQUENCE OF TERMINATION AS TO JAPAN. Upon termination under Section
4.5 of the rights and licenses granted to TMC in Japan but not the entire Agreement, (i) TMC shall have no further right or license under this Agreement in Japan, and (ii) TMC shall grant to Biogen and its Affiliates and sublicensees a permanent and irrevocable right of access and reference to all regulatory submissions, including regulatory approvals, applicable to Product in Japan, and shall


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


notify the applicable regulatory authorities of such right no later than thirty
(30) days thereafter. If any right of access and reference granted under the preceding sentence is not sufficient to permit Biogen or its sublicensees to file an application for regulatory approval and receive regulatory approval for the sale of Product in Japan, TMC shall within sixty (60) days of receipt of notice from Biogen to that effect, provide Biogen with the complete data package that TMC used in such regulatory submissions, or if none, in regulatory submissions in United States in order to allow Biogen or its Affiliates or sublicensees to conduct clinical trials or file for regulatory approval for the sale of Product in Japan, provided that such data package shall be considered Confidential Information of TMC and shall be subject to Section 5. At the time of any termination of the license granted to TMC in Japan under Section 4.5, TMC and Biogen shall negotiate in good faith a commercially reasonable royalty to be paid to TMC for use of TMC-generated data and access to TMC's regulatory filings related to Product.

     10.6 CONSEQUENCES OF TERMINATION OF AGREEMENT. If TMC terminates this Agreement under Section 10.3 or if Biogen terminates this Agreement under
Section 10.2, TMC shall, at TMC's expense, return to Biogen all Biogen Technology furnished to TMC by Biogen, including any unused Biogen Inventory and UCB Material, and shall transfer to Biogen all TMC Technology generated in connection with the Product development and commercialization program. In the event Biogen terminates this Agreement under Section 10.2, TMC shall grant to Biogen an exclusive, royalty-free license, with the right to grant sublicenses, to all TMC Patent Rights and TMC Technology related to Product. If TMC terminates this Agreement under Section 10.3, TMC shall grant to Biogen an exclusive license, with the right to grant sublicenses, to TMC Technology and TMC Patent Rights in consideration for which Biogen shall, as its sole obligation to TMC, pay royalties to TMC on sales of Product (i) in indications other than


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


Cardiology Indications if the manufacture, use or sale of the Product in such indication is covered by a claim of a TMC Patent Right other than a claim to an improvement to Peptide or the Semilog Process or (ii) in any indication if marketing approval for Product in such indication was based on phase III clinical data generated by TMC, at a royalty rate to be negotiated in good faith by the parties at the time of termination based on the parties' relative levels of investment in the Product and taking into consideration any damage or delay to the development and commercialization of Product caused by TMC's termination of this Agreement. Upon termination of this Agreement other than by TMC under
Section 10.2, TMC shall, at TMC's expense, grant to Biogen an irrevocable right of reference or assign to Biogen, as requested by Biogen, TMC's rights in any regulatory filings related to Product and shall assign to Biogen any trademarks, together with all goodwill associated therewith, used in connection with Product. Upon termination of this Agreement for any reason, TMC shall assign to Biogen, at no cost to Biogen, (i) any regulatory filings and data and information originally assigned by Biogen to TMC, (ii) all of TMC's rights in the CSL Agreement and the HRI Agreement, and (iii) all of TMC's rights to the HIRULOG trademark, together with all goodwill associated therewith, provided that if this Agreement has been terminated by TMC under Section 10.2, Biogen shall reimburse TMC for its out-of-pocket costs of assigning the trademark, together with all goodwill associated therewith, and regulatory filings to Biogen. Upon termination of this Agreement for any reason, the licenses granted to TMC under Section 2.1 of this Agreement shall terminate and the parties shall have no further rights or obligations under this Agreement except as set forth in Section 10.4. Any matter related to termination with respect to which the parties cannot agree will be referred to binding arbitration pursuant to Section
14.7. Notwithstanding anything in this


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
            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


Section 10.6 to the contrary, neither party shall be prevented from initiating a claim for damages due to a breach of this Agreement by the other party.

     SECTION 11 - NO HIRE.

     TMC shall not knowingly hire as an employee or employ directly as a consultant any person who is an employee of Biogen at the time of the employment offer from TMC or who has been an employee of Biogen within four (4) years of the date of the employment offer from TMC. Breach of this Section 11 by TMC shall be considered a material breach by TMC of this Agreement. In the event of any breach by TMC of this Section 11, Biogen shall have the right to terminate this Agreement for material breach under Section 10.2, or, in lieu of terminating this Agreement, may elect the following remedy as payment of liquidated damages: (i) immediate payment to Biogen by TMC of [**] and (ii) an increase of [**] in the royalty rates applicable to Net Sales of Product under
Section 6.3 and the rate applicable to Sublicense Royalty Income under Section
6.5 of this Agreement. Election of the liquidated damages remedy by Biogen shall not be deemed a waiver and shall not in any way limit Biogen's right to terminate this Agreement for any subsequent breach of this Section or any material breach of any other provision of this Agreement.

     SECTION 12 - TRADEMARKS, PATENT MARKING AND LITERATURE.

     12.1 HIRULOG TRADEMARK.

          (a) Biogen hereby assigns to TMC all of Biogen' s rights, title and interest in and to the HIRULOG trademark in the Territory, together with all goodwill associated therewith. Biogen shall execute all documents reasonably requested by TMC to effect the foregoing assignment. TMC shall promptly reimburse Biogen for all costs and expenses incurred by Biogen in connection with assignment of the HIRULOG trademark, together with all goodwill associated therewith, to TMC.


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


          (b) TMC shall maintain and prosecute the HIRULOG trademark in the Territory using efforts and professional representation consistent with the level of effort and professional representation as would be applied by a mid-size biopharmaceutical company in prosecuting and maintaining its own trademarks. TMC shall bear all of the costs of prosecution and maintenance of the HIRULOG trademark after the Effective Date. TMC shall provide copies to Biogen of all filings of trademark applications and all notices of grants which TMC sends or receives related to the HIRULOG trademark. If TMC decides to abandon the HIRULOG trademark or allow the HIRULOG trademark to lapse in any country, TMC shall inform Biogen at least ninety (90) days prior to the effective date of such decision and, at Biogen's request, shall take all reasonable action, at Biogen's expense, to assign the HIRULOG trademark, together with all goodwill associated therewith, back to Biogen in such country.

     12.2 PATENT MARKING. At Biogen's request, TMC shall mark, and shall require its Affiliates or Sublicensees to mark, any and all forms of Product and Product packaging with an appropriate patent marking identifying the issued patents of the Biogen Patent Rights which cover the Product.

     12.3 PROMOTIONAL LITERATURE. At Biogen's request, TMC shall describe its relationship with Biogen in TMC's promotional literature and advertising related to Product. Biogen shall have the right to review any such description prior to use.

     SECTION 13 - PUBLICITY

     The parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release mutually agreeable to the parties. Each party shall be entitled to make or publish any public statement concerning this Agreement consistent with the press release or as otherwise mutually agreed by the parties. The terms of this Agreement which are not divulged in the approved press release may not be disclosed except to a government agency


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


as required by law. In any disclosure made to a government agency under the preceding sentence, the disclosing party shall request confidential treatment of the sensitive terms and conditions such as financial terms of this Agreement, and shall provide such confidential treatment request to the other party for review and comment.

     SECTION 14 - GENERAL PROVISIONS.

     14.1 ASSIGNMENT. Neither party shall have the right to assign this Agreement without the prior written consent of the other party, except that either party without the consent of the other party may assign this Agreement to an Affiliate or to a successor in interest or transferee of all or substantially all of the assets of such party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors in interest and permitted assignees. Any such successor or permitted assignee of a party's interest shall in writing expressly assume and agree to be bound by all of the terms and conditions of this Agreement. No assignment shall relieve the assignor of any of its obligations under this Agreement.

     14.2 FORCE MAJEURE. Neither party shall be liable to the other party for any failure or delay in performance of any obligation under this Agreement if the failure is caused by fire, explosion, flood, earthquake, strike or lockout, embargo, civil commotions, riots, wars, or any similar cause beyond such party's reasonable control, provided that the party claiming this exception has exerted all reasonable efforts to avoid or remedy such event and provided such event does not extend for more than six (6) months.

     14.3 INDEPENDENT PARTIES. The relationship between Biogen and TMC is that of independent contractors. Biogen and TMC are not and shall not be deemed to be joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. Neither party shall have the authority to bind or obligate the other party in any manner except as may be expressly provided herein or authorized in writing.

     14.4 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and all prior agreements negotiations, representations and understandings, including a certain letter of intent dated February 7,1997, are superseded hereby. No amendments, modifications or supplements to this Agreement may be made, except by means of a written document which is signed by authorized representatives of both parties.

     14.5 SEVERABILITY. If any provision of this Agreement is found by a court to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement, except if the principal intent of this Agreement is frustrated by such reformation or deletion in which case this Agreement shall terminate.

     14.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to its choice-of-law principles.

     14.7 DISPUTE RESOLUTION. Any dispute arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, may be submitted by a party for resolution by binding arbitration. The arbitration shall be conducted by three (3) arbitrators. Each party shall select one arbitrator to serve on an arbitration panel to decide the issue. The arbitrator selected by a party shall not be a past or present employee of or consultant to such party or of any Affiliate or Sublicensee of such party. The arbitrators selected by the parties shall, within ten (10) days of their selection, select a third member to serve on the panel.

If the arbitrators selected by the parties cannot, within ten (10) days of their selection, agree on a third member, the parties shall request that the American Arbitration Association ("AAA") select the third member who shall not be a past or present employee of or consultant to either party or of any Affiliate or Sublicensee of either party. Each party shall then have thirty (30) days from the date the panel is complete to submit to the panel and to the other party a written statement presenting such party's position on the issue. The panel shall, within thirty (30) days after receipt of both parties statements, hold a joint meeting on the issue at which each party will have an opportunity to make a presentation and to respond to the other party's presentation. Within fifteen
(15) days of the conclusion of the meeting, the panel shall render its decision in writing. The decision of the panel shall be final and binding on the parties. Each party shall bear its own costs in connection with the arbitration proceedings, including the costs of the arbitrator selected by it. The costs of the third arbitrator will be shared equally. The arbitration shall be held in the Commonwealth of Massachusetts and conducted under the rules of the AAA, except as otherwise expressly provided in this Section.

     14.8 HEADINGS. The headings in this Agreement have been included for convenience only, and shall not be used to construe the meaning of this Agreement.

     14.9 WAIVER. Failure of a party to enforce its rights under this Agreement shall not constitute a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement as a result of any subsequent default or breach.

     14.10 NOTICES. Any notices given pursuant to this Agreement shall be in writing and shall be deemed delivered upon the earlier of (i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, (iii) one (1) business day after being sent by a


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

reputable nationwide overnight courier service, or (iv) when sent, if sent, by facsimile, as confirmed by certified or registered mail or by overnight courier. Notices shall be delivered to the respective parties as indicated:

         If to Biogen:

               Biogen, Inc.

               14 Cambridge Center
               Cambridge, MA 02142
               Telephone: (617) 679-2000
               Fax: (617) 679-2617

                          with a copy to Vice President - General Counsel

         if to TMC:
               The Medicines Company
               One Cambridge Center
               Cambridge, MA 02142
               Telephone: (617) 225-9099
               Fax: (617) 225-2397

                          with a copy to President

     14.11 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

     IN WITNESS, WHEREOF, the parties have executed this Agreement as of the date set forth above.


BIOGEN, INC.                              THE MEDICINES COMPANY



By: /s/ James R. Tobin                    By: /s/ Clive A. Meanwell
    -----------------------------             -------------------------------
    James R. Tobin                            Clive A. Meanwell
    President and                             President and
    Chief Executive Officer                   Chief Executive Officer



                                      -42-